EMPLOYMENT AGREEMENT

        AGREEMENT dated as of December 11. 2006 (the “Effective Date”) between TC Digital Games, LLC with offices at 162 S. Rancho Santa Fe Road, Suite B-30 Encinitas, CA 92024 (“Employer”), and John Milito (“Employee”), 162 S. Rancho Santa Fe Road, Suite B-30 Encinitas, CA 92024.

W I T N E S S E T H :

        WHEREAS, Employer desires to retain the services of Employee and Employee desires to be employed by Employer upon the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

1.     Employment and Duties. Employer hereby employs Employee and Employee hereby agrees to serve as Executive Vice President of Employer subject in all cases to the overall authority of the Management Committee of Employer and to the terms and conditions of the Operating Agreement of Employer. Employee agrees to perform such services for Employer consistent with Employee’s position as shall, from time to time, be assigned to Employee by the Management Committee and/or the President and Chief Executive Officer of Employer. Employee shall also perform such services customary to such office as are necessary for the operations of Employer. Employee shall use Employee’s best efforts to promote the interests of Employer and shall devote Employee’s full business time, energy and skill exclusively to the business and affairs of Employer during the Term set forth below in Paragraph 2.

2.     Term of Employment.

(a)     The term of Employee’s employment hereunder shall commence on December 11, 2006 and shall conclude on December 31, 2009 (the “Initial Term”), unless terminated earlier in accordance with Paragraph 8 herein or extended in accordance with Paragraph 2(b) herein.

(b)     The Initial Term of this Agreement shall be automatically extended for successive one (1) year periods, beginning on January 1 of each year (beginning 2010) unless prior written notice has been provided by either party pursuant to Paragraph 15 herein, within one hundred eighty (180) days prior to the expiration of the Initial Term or the then current Term, as the case may be, indicating an intention not to renew this Agreement (a “Non-Renewal Notice”). The Initial Term and the period of employment, if any, following the Initial Term is referred to herein as the “Term.”

3.     Compensation.

(a)     Salary. As compensation for Employee’s services during the Term, Employer shall pay Employee a salary at the rate of Three Hundred Fifty Thousand Dollars ($350,000) per annum for each calendar year during the Term in regular periodic payments in accordance with Employer’s policy (as may be increased from time to time, the “Salary”). Such Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. 4Kids Entertainment, Inc., an affiliate of Employer (“4Kids”), acknowledges and agrees that it shall guarantee the obligations of Employer, which are set forth in this Paragraph 3(a), as evidenced by its signature hereto.

(b)     Bonus.

(i)     Employee shall receive a signing bonus of $125,000 to be paid no later than January 15, 2007. Employee shall also be entitled to receive to such bonuses as shall be determined by the Management Committee of the Employer in its sole discretion, subject to Paragraph 3(b)(ii) below.

(ii)     If Employer attains 60% of the projected revenues approved by the Management Committee (as defined in Employer’s Operating Agreement) in the annual budgeting process for calendar year 2007 and/or 2008, it being agreed and understood that the projected revenues approved by the Management Committee may not be more than twenty percent (20%) higher than the projected revenues contained in the Annual Budget (as defined in Employer’s Operating Agreement) delivered by the Officers (as defined in Employer’s Operating Agreement) of Employer for approval by the Management Committee (the “Projected Revenues”), then Employee shall receive a minimum bonus of $100,000 if the Projected Revenues shall have been met for calendar year 2007 and a minimum bonus of $200,000 if the Projected Revenues shall have been met for calendar year 2008. The Projected Revenues for 2007 approved by the Management Committee are attached hereto as Attachment 1 and made a part hereof. Any bonus payable pursuant to this subparagraph 3(b) (ii) shall be paid by no later than March 15th of the year immediately succeeding the calendar year to which such bonus pertains.

(iii)     4Kids acknowledges and agrees that it shall guarantee the payment obligations of Employer, which are set forth in this Paragraph 3(b), as evidenced by its signature hereto.

(c)     Withholding. All payments of compensation shall be made in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer. Employer shall be entitled to deduct from each salary payment, all deductions as may be required by law, including, without limitation, deductions for federal, state and local income taxes and FICA.

(d)     Fringe Benefits. During the Term, Employee shall be entitled to participate in all insurance, and other benefits (collectively “Fringe Benefits”) as are now, or hereafter may be, established by Employer for the benefit of all employees of Employer, subject, however, to the provisions of the various benefit plans and programs in effect from time to time.

(e)     Vacation. Employee shall be entitled to accrued vacation at the rate of three (3) weeks per calendar year during the Term, which vacation shall only be taken at such times that will not materially interfere with the performance of Employee’s duties and responsibilities hereunder. Any vacation days not used by Employee may not be accrued for future years. All vacation days must be utilized in accordance with the policy of Employer.

(f)     Expenses. Employer shall reimburse Employee in conformity with the expense reimbursement practices of Employer for the reasonable, ordinary and necessary business expenses incurred by Employee in the performance of Employee’s duties hereunder. Employee shall submit all receipts, invoices and other such documents evidencing such expenses as may be required by the policy of Employer.

4.     Place of Employment.

        During the Term, Employee shall be required to perform Employee’s duties at the principal office of Employer in the San Diego metropolitan area. Employee shall undertake all reasonable travel required by Employer in connection with the performance of Employee’s duties hereunder.

5. Non-Competition and Protection of Confidential Information.

(a)     Employee agrees that Employee’s services hereunder are of a special, unique, extraordinary and intellectual character and his position with Employer places him in a position of confidence and trust with the clients and employees of Employer. Employee acknowledges that inasmuch as the business of Employer is carried on in several states of the United States and that it is the intention of Employer to continue to expand the geographic area in which Employer engages in its business and marketing efforts and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area but by the location of Employer’s clients and potential clients. Employee further acknowledges that the rendering of services to the clients of Employer necessarily requires the disclosure of confidential information and trade secrets of Employer (such as, without limitation, production methods, marketing and licensing plans and strategies for Employer and marketing budgets). Employee and Employer agree that in the course of employment hereunder, Employee has and will continue to develop a personal acquaintanceship and relationship with Employer’s clients, and knowledge of those clients’ affairs and requirements. Employee acknowledges that Employer’s relationships with its established clientele may therefore be placed in Employee’s hands in confidence and trust. Employee consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of Employer that Employee make the covenants contained herein.

        Accordingly, Employee agrees that while he is in Employer’s employ and for a period of one (1) year thereafter, Employee shall not directly or indirectly:

(i)     attempt in any manner to solicit from any client (except on behalf of Employer) business of the type performed by Employer or to persuade any client of Employer to cease to do business or to reduce the amount of business which any such client has customarily done or contemplates doing with Employer;

(ii)     employ or attempt to employ or assist anyone else to employ any person who is then or at any time during the preceding year was in Employer’s employ; or

(iii)     render any services of the type rendered by Employer to its clients to or for any client of Employer unless such services are rendered as an employee or consultant of Employer.

        Notwithstanding anything herein to the contrary, the term “client” shall mean (i) any person (whether individual or business entity) who is the owner, in whole or in part, of any rights to any property represented by Employer or whose television series is being produced or adapted by Employer; and (ii) any person (whether individual or business entity) who was a client or licensee of Employer at any time during the one (1) year period immediately preceding the date of termination of employment.

(b)     Employee also agrees that either during the Term or at any other time thereafter, Employee shall not divulge to anyone (other than Employer or any persons designated by Employer) any knowledge or information of any type whatsoever of a confidential nature relating to the business of Employer or its clients including, without limitation, all types of trade secrets, business strategies or marketing, licensing, advertising and/or promotional plans. Employee further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature other than in the performance of Employee’s duties hereunder without the prior written consent of Employer. For purposes of this paragraph, the term “information” shall not include information which becomes public knowledge other than through a breach of this covenant by Employee or any confidential information that Employee is required to disclose in any judicial or administrative proceeding pursuant to any subpoena or court order.

(c)     In the event that Employee resigns without Good Reason or there is a Termination without Cause (as such terms are hereinafter defined), then until the expiration of the date that is one (1) year following the termination date, Employee shall be barred from directly or indirectly consulting with, rendering services to or being employed by, any company that directly competes with Employer (collectively “Competitor”). Notwithstanding the foregoing, if this Agreement is terminated without Good Reason or there is a Termination without Cause, and within the one year following the termination of employment with Employer as contemplated in this Paragraph 5(c), Employee is offered employment by a Competitor, Employee shall promptly notify Employer in writing of the terms and conditions of the same. If Employer consents in writing to the rendering of services by Employee for a Competitor during said one year period and Employee accepts such employment, then upon commencement of such new employment, the Salary payable by Employer to Employee pursuant to Paragraph 8 (d) shall cease as of the date of commencement of such employment with a Competitor.

(d)     If Employee commits a breach of any of the provisions of Paragraphs 5(a), 5 (b) or 5(c). Employer shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to Employer and that money damages will not provide an adequate remedy to Employer. In addition, Employer may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(e)     The parties acknowledge that the type and periods of restriction imposed in the provisions of Paragraphs 5(a), 5(b), and 5(c), are fair and are reasonably required for the protection of Employer and the goodwill associated with the business of Employer. If any of the covenants in Paragraphs 5(a), 5(b) and/or 5(c), or any part thereof, is hereafter construed to be invalid or unenforceable the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in Paragraphs 5(a), 5(b) and/or 5(c) or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, said provision shall then be enforceable.

6.     Intellectual Property. Employee agrees that all rights (including copyright and trademark rights) to (i) materials written by Employee in the course of his employment, including without limitation, artwork, advertising and promotional materials, and (ii) all character names, nicknames or slogans, and any ideas, proposals and plans invented or developed by Employee during the Term which relate directly to the business of Employer or any of its clients are the property of Employer. Employee further agrees, at Employer’s request and expense, to do whatever is necessary or desirable to secure the rights to said materials, ideas, proposals and plans, whether by copyright, trademark, patent or otherwise. If requested by Employer, Employee shall execute and deliver such documents of assignment as shall be necessary in Employer’s sole judgment, to assign, transfer and convey all rights thereto to Employer. Notwithstanding anything herein to the contrary, Employee shall have the right during non business hours during the Term to write and develop new ideas, written materials and concepts unrelated to the television series and productions, concepts, characters and properties of Employer and affiliates and their clients (“Original Employee Concepts”). In the event that Employee creates Original Employee Concepts during non-business hours working not at the direction of Employer, the rights to such Original Employee Concepts shall be owned by Employee and not by Employer.

7.     Employee’s Representations. Employee represents and warrants that:

(a)     Employee has the right to enter into this Agreement and is not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Employee from performing Employee’s duties and obligations hereunder;

(b)     Employee is currently in good health and to the best of Employee’s knowledge, Employee is not subject to any undisclosed medical condition which might have a material effect on Employee’s ability to perform satisfactorily Employee’s services hereunder.

8.     Termination.

(a)     This Agreement may be terminated immediately on the death of Employee and may be terminated immediately on written notice in the event of the physical or mental disability of Employee to such an extent that Employee is unable to render services to Employer for a period of ninety (90) days in any consecutive twelve month period.

(b)     In the event that Employer terminates this Agreement due to Employee’s death, Employee shall be paid Employee’s Salary and shall continue to receive all accrued Fringe Benefits hereunder through the date of Employee’s death. In the event that Employer terminates this Agreement due to Employee’s disability, Employee shall be paid Employee’s Salary and shall continue to receive all accrued Fringe Benefits hereunder until the date in which the termination for disability occurred.

(c)     Employer shall have the right at any time, by written notice to Employee, to immediately terminate this Agreement for “Cause,” which for purposes of this Agreement shall be defined as:

(i)     Employee’s conviction of any act which constitutes a felony under federal, state or local laws;

(ii)     Employee’s failure to act in accordance with the reasonable directions of the Management Committee of Employer directing Employee to perform services consistent with Employee’s position with Employer, which failure is not cured by Employee within ten (10) days after Employee’s receipt of written notice thereof from Employer, provided, however, that if the failure to act is not capable of cure within such ten (10) day period, then such other, longer cure period, which is reasonable to cure such failure to act;

(iii)     Employee’s dishonesty, including embezzlement or misappropriation of funds, which materially and adversely affects the business of Employer;

(iv)     Employee’s use of illegal drugs which in the reasonable judgment of Employer, interferes with the performance of Employee’s obligations under this Agreement;

(v)     Employee’s use of alcohol that impairs his ability to perform his duties hereunder;

(vi)     Employee’s commission of any act of moral turpitude offensive to the conscience which becomes public and causes embarrassment to Employer;

(vii)     Employee’s failure to cure any other material breach of this Agreement within ten (10) business days of receipt of a written notice from Employer specifying such breach, provided, however, that if the failure to act is not capable of cure in such 10-day period, then such other, longer cure period which is reasonable to cure such breach.

        In the event that Employer terminates this Agreement for Cause, Employee shall be paid Employee’s Salary and shall continue to receive all Fringe Benefits through the date of termination. Thereafter, Employer shall have no further obligation to Employee.

(d)     Notwithstanding anything in this Agreement to the contrary, Employer shall have the right to terminate Employee for reasons other than those set forth in Paragraphs 8(a), 8(b), 8(c) (“Termination without Cause”) by delivering a written notice of such termination to Employee. In the event such written notice of termination is delivered, Employee shall continue to receive his Salary from Employer for the balance of the Term.

(e)     Employer shall have the right to terminate this Agreement by providing Employee with not less than ninety (90) days prior written notice in the event that (i) Employer elects to wind-up its business, or (ii) during any calendar year of the Term, commencing with calendar year 2007 (the “Measurement Period”), the Company fails to meet the Projected Revenues. Employer’s right to terminate this Agreement as provided in Subparagraph 8(e)(ii) above is conditioned on (w) Employee still serving as Executive Vice President during the Measurement Period, (x) Employee is still then responsible for assisting in the running of the business of the Company, (y) substantially all of the material support services to be provided by Employer and 4Kids Entertainment, Inc., pursuant to the Operating Agreement of Employer of even date herewith, have been provided and/or implemented as therein contemplated including, without limitation, the granting of funding to Employer, and (z) no Force Majeure has materially contributed to the variance from budget. For the purposes of this Agreement, “Force Majeure” shall mean the occurrence of any of the following events: accidents, strikes, riots, wars, fire, terrorist acts, acts of God, or any other event beyond the reasonable control of Employee which, in each case, affects the performance of the Company. Notwithstanding anything to the contrary in this Paragraph 8(e), Employer may not terminate Employee pursuant to this Paragraph 8(e) if Employer has earned, during the Measurement Period, more than $2,000,000 in profits.

(f)     In the event that Employee resigns without Good Reason, Employee shall not receive any further Salary, Fringe Benefits or bonuses hereunder other than as required by COBRA or any similar state law or subsequently enacted law replacing COBRA. Employee shall provide at least thirty (30) days written notice of such resignation or voluntary termination.

(g)     Notwithstanding anything in this Agreement to the contrary, Employee shall have the right to terminate his employment with Employee for Good Reason by delivering a written notice of such termination to Employer. In the event such written notice of termination is delivered, Employee shall continue to receive his Salary from Employer for the balance of the Term. As used herein, “Good Reason” shall mean the occurrence of any of the following events:

(i)     a substantial diminution in the nature of Employee’s responsibilities, title or reporting level as they exist on the Effective Date of this Agreement, or the addition by the Management Committee of responsibilities that are inconsistent with the office held by Employee as of the Effective Date;

(ii)     the relocation of the Employer’s executive offices or principal business location outside of San Diego county;

(iii)     (A) a reduction by Employer of the Employee’s annual Salary and/or, (B) a reduction in the amount of the annual bonus, as contemplated on the date hereof, by more than 50%;

(iv)     a failure by Employer to obtain from any successor, before the succession takes place, an agreement to assume and perform all of the terms and conditions of this Agreement; or

(v)     a material breach of this Agreement by Employer that is not cured within ten (10) business days after Employer’s receipt of a written notice of breach from Employee.

        In the event of a termination for Good Reason, Employee shall continue to receive his Salary from Employer for the balance of the Term.

(h)     In the event that Employer terminates this Agreement in accordance with Paragraph 8(a) or 8(d), Employee shall receive a pro-rata share of any bonus payable to Employee pursuant to subparagraph 3(b)(ii) with respect to the year during which the termination Agreement in accordance with Paragraph 8(a) or 8(d) takes place.

(i)     Upon termination of this Agreement, Employee shall promptly return all of Employer’s property to Employer.

(j)     Notwithstanding any termination of this Agreement, Employee’s obligations to Employer pursuant to Paragraphs 5 and 6 of this Agreement, and Employer’s obligations pursuant to Paragraph 8, shall survive the termination of this Agreement.

(k)     4Kids acknowledges and agrees that it shall guarantee the payment obligations of Employer, which are set forth in Paragraph 8, as evidenced by its signature hereto.

9.     Life Insurance. Employer shall have the right to purchase life insurance on the life of Employee at Employer’s sole expense and with Employer as the sole beneficiary thereof. Employee shall cooperate fully with Employer in obtaining such life insurance, sign any necessary consents, applications and other related forms or documents and take any required medical examinations reasonably required.

10.     Assignment. This Agreement is a personal contract and Employee may not assign, sell or transfer Employee’s rights, interests and obligations hereunder. Any assignment contrary to this Paragraph shall be null and void of no force and effect. In the event of any attempted assignment or transfer of rights hereunder by Employee contrary to the provisions hereof, Employer shall have no further liability for payments hereunder. The rights and obligations of Employer hereunder shall be binding upon and run in favor of the successors and assigns of Employer.

11.     Entire Understanding; Governing Law. This Agreement represents the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the employment of Employee. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to agreements made and to be performed entirely within California.

12.     Modification. This Agreement may not be amended, modified, canceled, discharged, extended or changed except by an agreement in writing signed by the party against whom enforcement of any such amendment, modification, cancellation, discharge, extension or change is sought.

13.     Headings. Paragraph headings contained in this Agreement are for convenience of reference only and shall not be considered a part of this Agreement.

14.     Severability. If any provision or if any part of any provision of this Agreement is found to be unenforceable, illegal or contrary to public policy by a court of competent jurisdiction, the parties agree that this Agreement shall remain in full force and effect except for such provision or part of any such provision held to be unenforceable.

15.     Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person, sent by overnight courier (e.g. Federal Express), telefaxed with a follow up copy by regular mail or sent by registered or certified mail, return receipt requested, in which case the notice shall be deemed effective on the date of deposit in the mails, postage prepaid, addressed to Employee at Employee’s then current home address and, in the case of Employer, addressed to Employer at its offices located at the address set forth on page 1. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

16.     Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one instrument.

        IN WITNESS WHEREOF, Employer has, by its appropriate officer, and Employee has signed this Agreement as of the day and year first above written.

TC Digital Games, LLC
By: /s/ Alfred R. Kahn Alfred R. Kahn Chairman

Agreed to and Accepted: By: /s/John Milito John Milito 4Kids Entertainment, Inc. By: /s/ Samuel R. Newborn Samuel R. Newborn Executive VP

Attachment 1

Projected Revenues for 2007

1. $XXXXXXXXXXXX